UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material Pursuant to § 240.14a-12

WINDSTREAM CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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☑ No fee required.

☐ Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)   Form, Schedule or Registration Statement No.:

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(4)   Date Filed:

The following press release was issued on August 16, 2007:

FCC Approves Windstream Acquisition of CT Communications

LITTLE ROCK, Ark. Windstream (NYSE: WIN—News) today announced the Federal Communications Commission (FCC) has approved the company’s acquisition of CT Communications, Inc., of Concord, N.C.

CTC shareholders will vote on the merger proposal Aug. 23. Pending a favorable vote, Windstream expects to close the transaction shortly thereafter.

Windstream announced the acquisition on May 29.

About Windstream

Windstream Corporation provides voice, broadband and entertainment services to customers in 16 states. The company has approximately 3.2 million access lines and about $3.2 billion in annual revenues. For more information, visit www.windstream.com.

Safe Harbor

Windstream claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Factors that could cause actual results to differ materially from those contemplated above include, among others: adverse changes in economic conditions in the markets served by Windstream; the extent, timing and overall effects of competition in the communications business; continued access line loss; the impact of new, emerging or competing technologies; the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities; the availability and cost of financing in the corporate debt markets; the potential for adverse changes in the ratings given to Windstream’s debt securities by nationally accredited ratings organizations; the effects of federal and state legislation, rules and regulations governing the communications industry; the adoption of inter-carrier compensation and/or universal service reform proposal by the Federal Communications Commission or Congress that results in a significant loss of revenue to Windstream; an adverse development regarding the tax treatment of the spin-off from Alltel on July 17, 2006, and the restrictions on certain financing and other activities imposed by the tax sharing agreement with Alltel; the failure to successfully complete the contemplated split off of our directory publishing business, Windstream Yellow Pages, in what Windstream expects to be a tax-free transaction to affiliates of Welsh, Carson, Anderson & Stowe; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; unexpected results of litigation; the effects of work stoppages; the impact of equipment failure, natural disasters or terrorist acts; and those additional factors under the caption “Risk Factors” in Windstream’s Form 10-K for the year ended Dec. 31, 2006. In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. Windstream undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Windstream’s actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect Windstream’s future results included in Windstream’s filings with the Securities and Exchange Commission at www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed transaction and required shareholder approval, CT Communications has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement for the CT Communications special meeting of shareholders, which was mailed to the shareholders of CT Communications. CT Communications’ shareholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about the transaction and CT Communications. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by CT Communications with the SEC, at the SEC’s web site at www.sec.gov. Free copies of the proxy statement and CT Communications’ other filings with the SEC may also be obtained from CT Communications by directing a request to CT Communications, Inc., 1000 Progress Place, NE, Post Office Box 227, Concord, North Carolina 28026-0227, Attention: David H. Armistead, Corporate Secretary.

CT Communications, Windstream and their respective officers and directors may be deemed to be participants in the solicitation of proxies from CT Communications’ shareholders with respect to the transaction. Information about CT Communications’ executive officers and directors and their ownership of CT Communications stock is set forth in the definitive proxy statement, which was filed with the SEC on June 6, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of such potential participants by reading the definitive proxy statement.

Contact:

Windstream

Media Relations Contact:

David Avery, 501-748-5876 or 501-580-7218

david.avery@windstream.com

or

Investor Relations Contacts:

Mary Michaels, 501-748-7578

mary.michaels@windstream.com

or

Rob Clancy, 501-748-5550

rob.clancy@windstream.com